UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2011
WESTERN IOWA ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51965	42-2143913

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 S. Center Street P.O. Box 399 Wall Lake, Iowa	51466

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (712) 664-2173
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
Beginning approximately February 1, 2011, Western Iowa Energy, LLC (the “Company”) will send a letter to its unit holders. The letter discusses the proposed reclassification of the Company’s membership units disclosed below in Item 8.01. The letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events
The Board of Directors of the Company is announcing its intent to engage in a reclassification of the Company’s membership units into three separate and distinct classes. If the proposed reclassification is approved by the Company’s members, the Company expects that each member of record holding 40 or more membership units would receive one Class A membership unit for each membership unit held by such unit holder immediately prior to the reclassification; each member of record holding 21 to 39 membership units would receive one Class B membership unit for each membership unit held by such unit holder immediately prior to the reclassification; and each member of record holding 20 or fewer membership units would receive one Class C membership unit for each membership unit held by such unit holder immediately prior to the reclassification.
If the Company’s members approve the proposed amendments to the Company’s operating agreement and the reclassification is implemented, the Company anticipates having fewer than 300 Class A unit holders of record and fewer than 500 unit holders of record of each of the additional classes, which would enable the Company to voluntarily terminate the registration of its membership units under the Securities Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits
(a) None.
(b) None.
(c) None.
(d) Exhibits.

Exhibit No.	Description

99.1	Letter to Western Iowa Energy, LLC members dated February 1, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN IOWA ENERGY, LLC
February 1, 2011	/s/ Joe Neppl
Date	Joe Neppl, Chief Financial Officer

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